Exhibit 23.4
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of ev3 Inc. of our report dated June 23, 2006, except for the second paragraph of Note 11, as to which the date is July 6, 2006, relating to the financial statements of Kerberos Proximal Solutions, Inc., which appears in the Current Report on Form 8-K/A of FoxHollow Technologies, Inc. dated September 12, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
August 17, 2007